EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Year Ended June 30,
	2012	2011	2010

Basic Average shares outstanding	2,796,279	2,088,833	2,083,458

Net income	$10,098,263	$11,470,031	$4,625,588
Less: effective dividend on preferred shares	94,365	-	-
Less: effective dividend on preferred shares	424,184	511,814	510,006
Net income available to common stockholders	$9,579,714	$10,958,217	$4,115,582
Basic earnings per share available to common stockholders	$3.43	$5.25	$1.98

Diluted Average shares outstanding	2,796,279	2,088,833	2,083,458
Net effect of dilutive stock options - based on the treasury stock method using the period end market price, if greater than average market price	92,634	52,258	21,834
Total	2,888,913	2,141,091	2,105,292

Net income	$10,098,263	$11,470,031	$4,625,588
Less: effective dividend on preferred shares	94,365	-	-
Less: effective dividend on preferred shares	424,184	511,814	510,006
Net income available to common stockholders	$9,579,714	$10,958,217	$4,115,582
Diluted earnings per share available to common stockholders	$3.32	$5.12	$1.95